Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated September 27, 2022 except for Note 2 for which the date is March 31, 2023 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-                ) with respect to the consolidated balance sheets of Xuhang Holdings Limited and its subsidiaries (collectively the “Company”) as of December 31, 2020 and 2021, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes included herein.

We also consent to the reference of WWC, P.C., as an independent registered public accounting firm, as experts in matters of accounting and auditing.

San Mateo, California March 31, 2023	WWC, P.C. Certified Public Accountants PCAOB ID: 1171